Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Fourth Quarter

and Full Year 2012 Financial Results

Operating Highlights

•	Third consecutive year of revenue growth since launching growth strategy

•	Year-over-year revenue growth for the fourth consecutive quarter and 12 of last 13 quarters

•	2012 Adjusted EBITDA increased 28% over 2011

•	Q4 2012 Adjusted EBITDA represents the fourth consecutive quarter of year-over-year increase

•	2012 New Services revenue increased 29% over 2011, delivering positive Adjusted EBITDA

ATLANTA, February 25, 2013 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2012.

“I am pleased to report our third consecutive year of revenue growth following the launch of our growth strategy in late 2009. The global PRGX team demonstrated year-over-year and sequential revenue growth for each quarter in 2012, but even more impressive was our 28.3% growth in Adjusted EBITDA over 2011, on top of 13% growth in 2011 over 2010. Clearly, PRGX is delivering on the promise of Profit Discovery,” said Romil Bahl, president and chief executive officer.

Continued Bahl, “In our core recovery audit business, we continue to reap the benefits of our focus on client services and our service delivery model improvements. The positive results of our Americas business reflect the investments we have made in our core business over the past few years. Despite serving some of our more competitive and mature markets, our Americas team achieved 100% client retention and grew annual revenue by 5% over 2011. In addition, the Americas team lowered total cost of revenue from 2011 while delivering almost $6 million in incremental revenue growth. The fact that our gross margin improvements accelerated in the second half over the first half of 2012 bodes well for the future.”

“Our Recovery Audit Services – Europe/Asia-Pacific (EAP) team showed stabilization in the fourth quarter with a rebound in revenue and Adjusted EBITDA compared to earlier in the year. While there are continuing economic challenges throughout the region, we believe that as we deploy our global delivery model and invest in our client relationships across the region, our results will improve,” said Bahl.

“Our New Services segment finished the year strong, delivering 51% year-over-year revenue growth for the quarter and 29% annual growth. Our Healthcare Claims Recovery Audit business grew revenue over 2011 while consistently delivering on the Medicare RAC program and winning two additional Medicaid RAC contracts. Our Profit Optimization business also finished 2012 on a positive trajectory, overcoming the weakness experienced at the start of the year. And finally, as was committed to when we initiated our investment phase in the segment, New Services delivered positive Adjusted EBITDA in 2012,” concluded Bahl.

Consolidated Results for Three Months Ended December 31, 2012

Consolidated revenue for the fourth quarter of 2012 was $53.1 million compared to $49.9 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated fourth quarter revenue in 2012 increased 6.1% compared to the same period in 2011.

Recovery Audit Services – Americas revenue for the fourth quarter of 2012 increased 7.9% to $30.0 million compared to $27.8 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue increased by 8.0% compared to 2011.

Recovery Audit Services – Europe Asia/Pacific revenue for the fourth quarter of 2012 decreased 11.4% to $14.7 million compared to $16.5 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenue decreased by 12.2% compared to 2011.

New Services revenue for the fourth quarter of 2012 increased 51.4% to $8.5 million compared to $5.6 million in the same period in the prior year. The New Services segment represents Healthcare Claims Recovery Audit services and our Profit Optimization services.

Total cost of revenue for the fourth quarter of 2012 was $34.4 million compared to $34.2 million in the fourth quarter of 2011. This result included decreases in both of our recovery audit segments driven by the expanded use of our Next-Generation Recovery Audit service model, offset by an increase in our New Services segment, which primarily was due to higher costs in both our Healthcare Claims Recovery Audit business and our Profit Optimization services incurred to support the increased revenue in these areas. SG&A for the fourth quarter of 2012 was $14.0 million compared to $12.0 million in the fourth quarter of 2011. The increase in SG&A in the fourth quarter of 2012 compared to the 2011 fourth quarter was primarily due to increased equity compensation charges, information systems costs, provisions for bad debts, and wage claim costs.

Net earnings for the fourth quarter of 2012 were $1.5 million, or $0.06 per basic and diluted share, compared to net earnings of $1.3 million, or $0.05 per basic and diluted share, for the same period in 2011. The fourth quarter 2012 net earnings include a net tax benefit of $0.3 million compared to a net tax benefit of $1.2 million in the fourth quarter of 2011. The 2012 net tax benefit primarily resulted from the release of a portion of the reserves held for uncertain tax positions, while the 2011 net tax benefit primarily resulted from a reduction of the Company’s valuation allowance on deferred tax assets. The 2012 release of a portion of the reserves held for uncertain tax positions also included a reversal of related interest accruals, resulting in negative interest expense of $0.6 million in the fourth quarter of 2012 compared to net interest expense of $0.4 million in the fourth quarter of 2011. Net cash provided by operating activities for the fourth quarter of 2012 was $6.5 million compared to $6.6 million in the fourth quarter of 2011.

Adjusted EBITDA for the fourth quarter of 2012 was $8.2 million compared to $6.4 million for the same period in 2011. The 2012 fourth quarter Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.8 million related to stock-based compensation, $1.1 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation, $0.4 million of wage claim costs and $0.2 million of foreign currency gains on intercompany balances. The comparable Adjusted EBITDA amount for the fourth quarter of 2011 excludes from EBITDA for such period a $1.4 million charge for stock-based compensation, $0.8 million of transformation severance and related expenses, a $0.5 million charge for acquisition transaction costs and acquisition obligations classified as compensation, and $0.2 million of foreign currency losses on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for the Year Ended December 31, 2012

Consolidated revenue for the year ended December 31, 2012 increased 2.7% to $208.5 million, compared to $203.1 million in the prior year. After adjusting for changes in foreign exchange rates, 2012 revenue increased 4.2% compared to 2011.

Recovery Audit Services – Americas revenue for the year ended December 31, 2012 increased 5.0% to $121.6 million compared to $115.8 million in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue increased by 6.4% compared to 2011.

Recovery Audit Services – Europe Asia/Pacific revenue for the year ended December 31, 2012 decreased 12.6% to $53.8 million compared to $61.6 million in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenue decreased by 10.0% compared to 2011.

New Services revenue for the year ended December 31, 2012 increased 28.5% to $33.1 million compared to $25.7 million in the prior year. Revenue from New Services represented 15.9% of consolidated revenue in the year ended December 31, 2012 compared to 12.7% of consolidated revenue in 2011.

Total cost of revenue for the year ended December 31, 2012 was $134.4 million compared to $137.5 million in 2011. Cost of revenue was 64.5% of revenue for the year, an improvement from 67.7% in 2011. Cost of revenue as a percentage of revenue in the Recovery Audit Services – Americas segment improved from 56.1% in 2011 to 52.8% in 2012 and in the Recovery Audit Services – Europe/Asia-Pacific segment deteriorated slightly from 76.5% in 2011 to 77.6% in 2012 due primarily to higher transformation severance costs and lower revenue in 2012. The New Services segment posted a gross margin of $4.6 million in 2012 compared to $0.3 million in 2011, resulting primarily from the ramp up of revenue.

SG&A for the year ended December 31, 2012 was $52.5 million compared to $49.1 million in 2011. The increase in SG&A in 2012 compared to 2011 was primarily due to business development investments, costs of strategic hires to support New Services, increased incentive compensation accruals, wage claim costs, and increased severance and other costs related to the Company’s service delivery model transformation.

Net earnings for the year ended December 31, 2012 were $5.4 million, or $0.21 per basic and diluted share, compared to net earnings of $2.8 million, or $0.11 per basic and diluted share, for 2011. Net cash provided by operating activities for the year ended December 31, 2012 was $18.8 million compared to $19.3 million in 2011.

Adjusted EBITDA for the year ended December 31, 2012 was $31.4 million compared to $24.5 million in 2011. For the year ended December 31, 2012, Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $6.3 million related to stock-based compensation, $2.1 million of charges incurred as part of the Company’s service delivery model transformation, a $0.4 million charge for acquisition obligations classified as compensation, $1.0 million of wage claim costs, and $0.4 million of foreign currency gains on intercompany balances. The comparable Adjusted EBITDA amount for the year ended December 31, 2011 excludes from EBITDA for such period a $5.1 million charge for stock-based compensation, $2.0 million of charges incurred as part of the Company’s service delivery model transformation, a $0.8 million charge for acquisition transaction costs and acquisition obligations classified as compensation, and $0.4 million of foreign currency losses on intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At December 31, 2012, the Company had unrestricted cash and cash equivalents of $37.8 million and had no borrowings against its revolving credit facility. Bank debt outstanding at quarter end was $6.0 million, which represented the outstanding balance on a variable rate term loan due quarterly through 2014.

As previously announced, the Company completed a public offering in December 2012. The net proceeds to the Company of the public offering, after deducting underwriting discounts and commissions and offering expenses, were approximately $18.8 million, including $4.1 million in net proceeds received from the exercise of the underwriters’ overallotment option in January 2013. The Company intends to use the net proceeds from the public offering for working capital and general corporate purposes, including potential acquisitions. Further details of the transaction are disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on December 12, 2012.

Fourth Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s fourth quarter and full year 2012 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 92364019.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through March 31, 2013. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,700 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery™, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and revenue and Adjusted EBITDA growth, improvements in gross margin, and the success of its growth strategies and expansion into new markets. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor (RAC) programs and the anticipated re-bid of Medicare RAC program contracts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 15, 2012. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue	$53,109	$49,944	$208,503	$203,117
Operating expenses:
Cost of revenue	34,399	34,240	134,390	137,482
Selling, general and administrative expenses	13,952	11,958	52,527	49,102
Depreciation of property and equipment	2,276	1,542	7,084	5,401
Amortization of intangible assets	2,007	1,464	7,224	4,991

Total operating expenses	52,634	49,204	201,225	196,976

Operating income	475	740	7,278	6,141

Foreign currency transaction (gains) losses on short-term intercompany balances	(187)	241	(377)	417
Interest expense (income), net	(582)	393	966	1,616

Earnings before income taxes	1,244	106	6,689	4,108

Income tax (benefit) expense	(289)	(1,206)	1,297	1,292

Net earnings	$1,533	$1,312	$5,392	$2,816

Basic earnings per common share	$0.06	$0.05	$0.21	$0.11

Diluted earnings per common share	$0.06	$0.05	$0.21	$0.11

Weighted average common shares outstanding:
Basic	26,150	25,002	25,566	24,634

Diluted	26,716	25,409	26,137	25,029

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$37,806	$20,337
Restricted cash	65	64
Receivables:
Contract receivables, net	45,127	40,624
Employee advances and miscellaneous receivables, net	1,352	1,343

Total receivables	46,479	41,967

Prepaid expenses and other current assets	3,853	5,594

Total current assets	88,203	67,962

Property and equipment, net	19,574	18,586
Goodwill	13,669	13,194
Intangible assets, net	18,399	23,406
Deferred income taxes	1,552	831
Other assets	2,189	2,434

Total assets	$143,586	$126,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,136	$15,035
Accrued payroll and related expenses	20,874	21,920
Refund liabilities and deferred revenue	8,530	8,434
Current portion of debt	3,000	3,000
Business acquisition obligations	4,218	3,502

Total current liabilities	50,758	51,891

Long-term debt	3,000	6,000
Noncurrent business acquisition obligations	2,479	5,604
Other long-term liabilities	2,697	3,828

Total liabilities	58,934	67,323

Shareholders’ equity:
Common stock	279	251
Additional paid-in capital	594,045	574,266
Accumulated deficit	(513,200)	(518,592)
Accumulated other comprehensive income	3,528	3,165

Total shareholders’ equity	84,652	59,090

Total liabilities and shareholders’ equity	$143,586	$126,413

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Earnings to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Reconciliation of net earnings to EBIT, EBITDA and Adjusted EBITDA:

Net earnings	$1,533	$1,312	$5,392	$2,816

Income tax (benefit) expense	(289)	(1,206)	1,297	1,292
Interest expense (income), net	(582)	393	966	1,616

EBIT	662	499	7,655	5,724

Depreciation of property and equipment	2,276	1,542	7,084	5,401
Amortization of intangible assets	2,007	1,464	7,224	4,991

EBITDA	4,945	3,505	21,963	16,116

Foreign currency transaction (gains) losses on short-term intercompany balances	(187)	241	(377)	417
Acquisition transaction costs and acquisition obligations classified as compensation	94	466	382	800
Transformation severance and related expenses	1,071	764	2,107	2,031
Wage claim costs	407	—	984	—
Stock-based compensation	1,842	1,430	6,321	5,093

Adjusted EBITDA	$8,172	$6,406	$31,380	$24,457

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings	$1,533	$1,312	$5,392	$2,816
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,283	3,006	14,308	10,392
Amortization of deferred debt costs	46	52	183	188
Stock-based compensation expense	1,842	1,430	6,321	5,093
Foreign currency transaction (gains) losses on short-term intercompany balances	(187)	241	(377)	417
Decrease (increase) in receivables	(57)	(1,530)	(3,777)	(3,702)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	204	4,089	(2,148)	7,224
Other, primarily changes in assets and liabilities	(1,186)	(2,050)	(1,059)	(3,135)

Net cash provided by operating activities	6,478	6,550	18,843	19,293

Cash flows from investing activities:
Business acquisitions	(105)	(2,492)	(1,542)	(3,155)
Purchases of property and equipment, net of disposals	(2,242)	(2,197)	(7,931)	(8,287)

Net cash used in investing activities	(2,347)	(4,689)	(9,473)	(11,442)

Cash flows from financing activities:
Net proceeds from issuance of common stock	14,682	—	14,682	—
Other, net	(881)	(967)	(6,883)	(5,410)

Net cash provided by (used in) financing activities	13,801	(967)	7,799	(5,410)

Effect of exchange rates on cash and cash equivalents	11	(53)	300	(552)

Net increase in cash and cash equivalents	17,943	841	17,469	1,889

Cash and cash equivalents at beginning of period	19,863	19,496	20,337	18,448

Cash and cash equivalents at end of period	$37,806	$20,337	$37,806	$20,337

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Revenue
Recovery Audit Services - Americas	$29,998	$27,813	$2,185	$121,638	$115,807	$5,831
Recovery Audit Services - Europe/Asia-Pacific	14,661	16,549	(1,888)	53,783	61,570	(7,787)
New Services	8,450	5,582	2,868	33,082	25,740	7,342

Total	$53,109	$49,944	$3,165	$208,503	$203,117	$5,386

Cost of revenue
Recovery Audit Services - Americas	$15,329	$15,951	$622	$64,205	$64,946	$741
Recovery Audit Services - Europe/Asia-Pacific	11,320	12,459	1,139	41,715	47,105	5,390
New Services	7,750	5,830	(1,920)	28,470	25,431	(3,039)

Total	$34,399	$34,240	$(159)	$134,390	$137,482	$3,092

Selling, general and administrative expenses
Recovery Audit Services - Americas	$5,171	$3,810	$(1,361)	$19,882	$18,479	$(1,403)
Recovery Audit Services - Europe/Asia-Pacific	1,359	1,124	(235)	4,980	4,627	(353)
New Services	1,500	1,217	(283)	5,497	4,907	(590)
Corporate	5,922	5,807	(115)	22,168	21,089	(1,079)

Total	$13,952	$11,958	$(1,994)	$52,527	$49,102	$(3,425)

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,635	$985	$(650)	$4,651	$3,491	$(1,160)
Recovery Audit Services - Europe/Asia-Pacific	105	138	33	322	417	95
New Services	536	419	(117)	2,111	1,493	(618)

Total	$2,276	$1,542	$(734)	$7,084	$5,401	$(1,683)

Amortization of intangible assets
Recovery Audit Services - Americas	$1,235	$748	$(487)	$4,355	$2,467	$(1,888)
Recovery Audit Services - Europe/Asia-Pacific	571	505	(66)	2,062	1,665	(397)
New Services	201	211	10	807	859	52

Total	$2,007	$1,464	$(543)	$7,224	$4,991	$(2,233)

Operating income (loss)
Recovery Audit Services - Americas	$6,628	$6,319	$309	$28,545	$26,424	$2,121
Recovery Audit Services - Europe/Asia-Pacific	1,306	2,323	(1,017)	4,704	7,756	(3,052)
New Services	(1,537)	(2,095)	558	(3,803)	(6,950)	3,147
Corporate	(5,922)	(5,807)	(115)	(22,168)	(21,089)	(1,079)

Total	$475	$740	$(265)	$7,278	$6,141	$1,137

Adjusted EBITDA
Recovery Audit Services - Americas	$9,633	$8,398	$1,235	$38,621	$33,847	$4,774
Recovery Audit Services - Europe/Asia-Pacific	2,787	3,382	(595)	8,244	10,402	(2,158)
New Services	(232)	(1,358)	1,126	298	(4,157)	4,455
Corporate	(4,016)	(4,016)	—	(15,783)	(15,635)	(148)

Total	$8,172	$6,406	$1,766	$31,380	$24,457	$6,923

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents Healthcare Claims Recovery Audit services and Profit Optimization services.